Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 6th day of February, 2006, by and between CRC Health Group, Inc., a Delaware corporation (the “Company”), CRC Health Corporation, a Delaware corporation (the “OpCo”) and Barry Karlin (“Executive”).

W I T N E S S E T H :

WHEREAS, the Executive was previously employed under the terms of an Employment Agreement dated August 23, 2002 by CRC Holding Corporation, one of OpCo’s Affiliates (“Prior Employment Agreement”).

WHEREAS, as a result of two mergers that became effective on the date hereof, the Company (which was formerly known as CRCA Holdings, Inc) acquired and is the indirect parent company of the OpCo (which was formerly known as CRC Health Group, Inc.).

WHEREAS, the parties hereto agree that the Prior Employment Agreement is now cancelled.

WHEREAS, the Company and OpCo desire to employ Executive as the Chairman and Chief Executive Officer of the Company and OpCo and Executive desires to accept such employment, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

Section 1. Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company and OpCo hereby employ Executive, and Executive hereby accepts employment with the Company and OpCo. Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not violated, and in connection with his employment with the Company and OpCo will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound, and (c) in connection with his employment with the Company and OpCo he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 2. Term; Position and Responsibilities

(a) Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company and OpCo shall employ Executive for a term commencing on the date hereof (the “Commencement Date”) and ending on the third anniversary thereof (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least sixty (60) days prior to the expiration of the Initial Term or such Additional Term, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

(b) Position and Responsibilities. During the Employment Period, Executive shall serve as Chairman and Chief Executive Officer of the Company and OpCo. The Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, including without limitation duties and responsibilities with regard to the Company’s subsidiaries, and such other duties consistent with Executive’s title and position as the Board of Directors of the Company (the “Board”) specifies from time to time. Executive shall devote all of his skill, knowledge and business time to the conscientious performance of the duties and responsibilities of such position, except for vacation time as set forth in Section 6(c), absence for sickness or similar disability and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder. Executive may act as a director for other companies, so long as his duties as an outside director do not materially interfere with Executive’s duties hereunder and subject to the prior consent of the Board (such consent not to be unreasonably withheld).

Section 3. Base Salary

As compensation for the services to be performed by Executive during the Employment Period, OpCo shall pay Executive a base salary at an annualized rate of Five Hundred and Seventy Five Thousand Dollars ($575,000), payable in installments on OpCo’s regular payroll dates (but no less frequently than monthly). The Board shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, may increase such base salary from time to time. The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

Section 4. Incentive Compensation

(a) Cash Bonus. The Executive shall be eligible to receive an annual lump-sum performance incentive bonus (“Cash Bonus”) from OpCo based on his Base Salary in effect for the completed year. The Cash Bonus shall be paid in the event the Company achieves the EBITDA or alternative operating metric determined in advance by the compensation committee of the Board (the “Compensation Committee”) under the annual budget approved by the Board, as such budget may be amended by the Board during such year to reflect the Company’s acquisitions during the year (the “Bonus Target”). In the event that an alternative operating metric other than EBITDA is used, such metric shall be determined by the Compensation Committee in consultation with the Executive. The amount of the Cash Bonus shall be determined as follows:

(i) If the Company achieves less than or equal to 90% of the Bonus Target during a year, then the Executive’s Cash Bonus with respect to such year shall be zero.

(ii) If the Company achieves at least 90% but less than 100% of the Bonus Target during a year, the Cash Bonus shall be a percentage of the Base Salary during such year equal to the product of (i) ten multiplied by (ii) the difference between (A) the percentage of the Bonus Target actually achieved for such year and (B) 90%.

(iii) If the Company achieves at least 100% but less than 110% of the Bonus Target during a year, the Cash Bonus shall be equal to a percentage of the Base Salary during such year equal to (i) 150% minus (ii) the product of (A) five multiplied by (B) the difference between (1) 110% and (2) the percentage of the Bonus Target actually achieved for such year.

(iv) If the Company achieves greater than or equal to 110% of the Bonus Target during a year, then the Executive’s Cash Bonus with respect to such year shall be 150% of the Base Salary during such year.

The Cash Bonus, if any, shall be a pre-tax amount and shall be payable by OpCo on the earlier of (a) the date thirty (30) days after the close of the audit relating to the then-applicable year and (b) the end of the calendar year following the then applicable calendar year. Nothing in this Agreement shall preclude or in any way limit the ability of the Compensation Committee to award Executive additional, discretionary bonus amounts.

Section 5. Employee Benefits

During the Employment Period, Executive and, to the extent permitted under such plans, Executive’s family, shall be entitled to participate in the profit sharing, medical,

disability and other welfare benefit plans at levels not less than those offered by OpCo to senior executives of OpCo on terms and conditions set forth in such plans. OpCo shall pay 100% of all premiums relating to medical and dental insurance for Executive and his insured dependents. OpCo shall maintain a life insurance policy for Executive, the benefits of which shall be not less than three million dollars ($3,000,000). Such policy shall be payable to Executive’s designated beneficiaries.

Section 6. Perquisites and Expenses

(a) General. During the Employment Period, Executive shall be entitled to participate in all perquisite programs maintained by OpCo for its senior executives, on a basis that is commensurate with Executive’s position and duties with OpCo and the Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.

(b) Business Travel, Lodging, etc. OpCo shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to OpCo, of the incurrence and purpose of each such expense and otherwise in accordance with OpCo’s expense substantiation policy applicable to its senior executives as in effect from time to time (the “Expense Policy”).

(c) Vacation. During the Employment Period, Executive shall accrue paid vacation at a rate of four weeks per year, provided, however, that the Executive shall be entitled to accrue a maximum of eight weeks of paid vacation. If at any time the maximum accrual is reached, Executive shall not accrue further vacation benefits until he has taken sufficient vacation time to bring his accrued vacation balance below the maximum accrual permitted by section 6(c).

Section 7. Termination of Employment and Disability

(a) Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to his death or is terminated by the Company or OpCo due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(e)(ii). For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period.

(b) Termination by the Company. The Company or OpCo may terminate Executive’s employment with the Company or OpCo with or without Cause. A termination for “Cause” shall mean a termination by the Company or OpCo of Executive’s employment with the Company and OpCo following the occurrence of any of the following events: (i) the willful failure by Executive to substantially perform his duties hereunder (other than any such failure due to Executive’s physical or mental illness), (ii) Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in injury to the Company or OpCo, (iii) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a felony, or (iv) the breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with the Company or any of its Affiliates which breach results in or is reasonably expected to result in material harm to the Company or OpCo. With respect to (i) and (iv), the Company or OpCo must provide written notice to Executive of any failure or breach that the Company or OpCo believes constitutes “Cause”, if in the Company’s and OpCo’s, as the case may be, sole determination such failure or breach is capable of cure. Executive will then be allowed fifteen (15) days to remedy the failure or breach, in which case such failure or breach will not be grounds for termination under this Section. A termination for Cause shall include a determination by the Board within 100 days following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination by the Company or OpCo for Cause.

(c) Termination by Executive. Executive may terminate his employment with the Company or OpCo with or without Good Reason. A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with the Company and OpCo, by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within 30 days following the occurrence, without Executive’s written consent, of any of the following events and the failure of the Company or OpCo to correct the circumstances set forth in Executive’s written notice within 30 days of receipt of such notice: (i) the assignment to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he is to assume on the Commencement Date, (ii) any change in Executive’s title that is different from that which he is to assume as of the Commencement Date and which change is not consented to by Executive; (iii) a reduction in the rate of Executive’s Base Salary or formula with respect to Executive’s incentive compensation, unless such reduction is implemented in connection with an across the board reduction of the base salaries and incentive compensation of all senior executives of OpCo and is not greater than 10% of Executive’s Base Salary or incentive compensation formula, as the case may be, (iv) a material breach of this Agreement by the Company or OpCo, (v) if, for any reason other than a reason constituting Cause, the Company or OpCo provides notice to Executive that it will not renew Executive’s employment for an Additional Term pursuant to the terms of Section 2 of this Agreement; (vi) a change in the principal work location of the Executive to a location greater than 50 miles from Executive’s primary location with the Company, without the consent of Executive; or (vii) any failure by the Company or OpCo to have any successor or assign assume in writing all of the Company’s and OpCo’s obligations and liabilities under this Agreement in accordance with Section 15(a). Executive agrees that a corporate reorganization by the Company, OpCo and/or their Affiliates pursuant to which the Company or OpCo ceases to exist or Executive’s title is changed shall not constitute Good Reason hereunder so long as there is no substantial diminution or significant change in the nature of Executive’s duties described herein.

(d) Notice of Termination. Any termination of Executive’s employment by the Company or OpCo pursuant to Section 7(a) or 7(b), or by Executive pursuant to Section 7(c), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with Company or OpCo has been or will be terminated and the specific provisions of this Section 7 under which such termination is being effected. In the event Executive terminates employment without Good Reason, the applicable Notice of Termination shall set forth a date of termination which is at least 60 days following the communication of such Notice of Termination to the other parties to this Agreement pursuant to this Section 7(d).

(e) Payments Upon Certain Terminations.

(i) In the event of a termination of Executive’s employment by the Company or OpCo without Cause or a termination by Executive of his employment for Good Reason in either such case during the Employment Period, OpCo shall pay to Executive (or, following his death, to Executive’s beneficiaries) (t) the Base Salary earned but not paid through the date of termination, (u) any vacation time accrued in accordance with this Agreement but not used through the date of termination, (v) any bonus compensation earned but unpaid on the date of termination and (w) any business expenses incurred by Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under OpCo company policy (“Final Compensation”) plus, as liquidated damages in respect of claims based on provisions of this Agreement and provided that within 60 days following the Date of Termination Executive executes, delivers and does not revoke a general release substantially in the form attached to this Agreement as Exhibit A (subject to such adjustments as are delivered by the Company to Executive within ten (10) days after the Date of Termination and as may be necessary in the Company’s determination to ensure a comprehensive release of claims by Executive under the law in effect at the date of the execution of the release), a lump sum equal to his Base Salary for a period of Thirty Six (36) months (“Liquidated Damages”). In addition, in the event Executive’s employment is terminated by the Company or OpCo without Cause or by Executive for Good Reason in either such case during the Employment Period and provided that Executive executes, delivers and does not revoke a general release of all claims in form and substance satisfactory to the Company, for a period of

Eighteen (18) months, OpCo shall pay as such premiums come due (x) all COBRA premiums for Executive and his insured dependants; (y) all premiums for Executive relating to OpCo’s group disability plan; and (z) all premiums relating to the life insurance policy described in Section 5.

(ii) If Executive’s employment shall terminate due to his death or Disability or if the Company or OpCo shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason, in each case, during the Employment Period, OpCo shall pay Executive (or, in the event of his death, his beneficiaries) Final Compensation.

(iii) In the event that Executive’s employment with the Company or OpCo is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company or OpCo in which Executive was a participant during his employment with Company and OpCo in accordance with the terms thereof (other than any plan that would provide severance, as severance is explicitly covered herein); provided that Executive shall not continue to accrue any additional benefits, including vacation benefits, after the Date of Termination.

(f) Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, and (ii) if Executive’s employment is terminated for any other reason, the latest of the date on which Notice of Termination is given as contemplated by Section 7(d), the date of termination specified in such notice, and the date any applicable correction period ends; provided that if Executive’s employment with the Company or OpCo is terminated by Executive without Good Reason, the date that is 60 days after the date on which Notice of Termination is given as contemplated by Section 7(d) or, if no such notice is given, 60 days after the date of termination of employment (“Notice Period”).

(g) Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with Company or OpCo, Executive shall be deemed to have resigned from all positions then held by him with the Company, OpCo and their Affiliates. Upon request of the Company or OpCo, Executive will promptly execute and deliver written confirmation of such resignation.

(h) Cessation of Professional Activity. Upon delivery of a Notice of Termination by any party, the Company or OpCo may relieve Executive of his responsibilities described in Section 2(b) and require Executive to immediately cease all professional activity on behalf of the Company and OpCo. Whether the Company or OpCo relieves Executive of his duties pursuant to this Section or not, OpCo shall continue to pay Executive’s wages and benefits through the Date of Termination.

(i) Disability

(i) The Board may designate another employee to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive the Base Salary in accordance with Section 3, any Cash Bonus that has been earned in accordance with Section 4 but not paid, and benefits in accordance with Section 5, to the extent permitted by the then-current terms of the applicable benefit plans, until Executive becomes eligible for disability income benefits under the Company’s or OpCo’s disability income plan or until the termination of his employment, whichever shall first occur.

(ii) While receiving disability income payments under the Company’s or OpCo’s disability income plan, Executive shall not be entitled to receive any Base Salary under Section 3 hereof, but shall continue to participate in Company and OpCo benefit plans in accordance with Section 5 and the terms of such plans, until the termination of his employment.

(iii) If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Executive may, and at the request of the Company or OpCo shall, submit to a medical examination by a physician selected by the Company or OpCo to whom Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Executive.

(j) Timing of Payments. Final Compensation, except for any bonus compensation earned but unpaid on the Date of Termination, shall be paid on the date of the Company’s next regularly occurring payroll date. Any bonus compensation earned but unpaid on the Date of Termination, shall be paid on the earlier of (a) the date thirty (30) days after the close of the audit relating to the calendar year to which such bonus compensation relates and (b) the end of the calendar year containing the Date of Termination. Liquidated Damages, if any, shall be paid within ten (10) days of the expiration of the revocation period of the general release delivered to the Company by the Executive. In the event that at the time Executive’s employment with the Company or OpCo terminates the Company or OpCo is publicly traded (as defined in Section 409A of the Code), any amounts payable under this Section 7 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A of the Code if paid within six (6) months following the date of termination of Company or OpCo employment shall be paid at the later of the time otherwise provided in Section 7 or the time that will prevent such amounts from being subject to such tax imposed by Section 409A of the Code.

Section 8. Effect of Termination.

The provisions of this Section 8 shall apply to termination due to the expiration of the term hereof, pursuant to Section 7 or otherwise.

(a) (i) To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Employee (collectively, the “Payments”) would (but for shareholder approval within the meaning of Section 280G(b)(5)(B) of the Code) result in a “parachute payment” within the meaning of Code section 280G, the Company and OpCo will use commercially reasonable efforts to obtain shareholder approval (within the meaning of section 280G(b)(5)(B) of the Code) of such Payments, provided that if such shareholder approval is not obtained then, the amount of such Payments shall be either: (a) the full amount of the Payments, or (b) a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of benefit.

(a) (ii) Any determination required under Section 8(a) (i) shall be made in writing by independent public accountants appointed by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee, the Company and OpCo for all purposes. The Employee shall bear all costs the Accountants may reasonably incur in connection with such determination, and the Company, OpCo and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection.

(b) Payment by OpCo of the amounts owed under Section 7(e) shall constitute the entire obligation of the Company and OpCo to Executive. Executive shall promptly give the Company and OpCo notice of all facts necessary for the Company and OpCo to determine the amount and duration of their obligations in connection with any termination pursuant to Section 7(e)(i) hereof.

(c) Except for medical and dental plan coverage, disability coverage and life insurance continued pursuant to Section 7(e)(i) hereof and any options or other awards under any equity incentive plan of the Company or OpCo (which shall terminate in accordance with their terms), benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment without regard to any continuation of Base Salary or other payment to Executive following such date of termination.

(d) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Section 9 hereof. The Executive recognizes that, except as expressly provided in Section 7(e)(i), no compensation shall be earned after termination of employment.

Section 9. Restrictive Covenants

(a) Unauthorized Disclosure. From the date hereof, and during any period of employment with the Company, OpCo or their Affiliates and the ten-year period following any termination thereof, without the prior written consent of the Board or its authorized representative, except to the extent required by law or an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use Executive’s best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, referral sources, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company, OpCo or any of their Affiliates or to the management of the Company, OpCo or any of their Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to the Company, OpCo or any of their Affiliates or (b) that the Company, OpCo or any of their Affiliates may receive belonging to suppliers, customers, referral sources or others who do business with the Company, OpCo or any of their Affiliates (collectively, “Confidential Information”) to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public or is in the public domain (in each case, other than by reason of Executive’s breach of this Section 9(a)).

(b) Non-Disparagement. From the date hereof, and during any period of employment with the Company, OpCo or their Affiliates and at any time thereafter, Executive will not directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, OpCo, Bain Capital, LLC or any of their respective Affiliates, or any products or services offered by any of these, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the

Company, OpCo, Bain Capital, LLC or any of their respective Affiliates, the reputation of Company or OpCo products or the marketing of Company or OpCo products, in each case except to the extent required by law, and then only after consultation with the Company and OpCo to the extent possible.

(c) Non-Competition. During the period commencing on the date hereof and ending eighteen (18) months after the termination of Executive’s employment with the Company and OpCo (the “Restriction Period”), Executive shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which competes with (i) any chemical or alcohol dependency treatment business or (ii) any business pertaining to behavioral health in which the Company, OpCo or their Affiliates was, or had documented plans to become, materially involved during the Executive’s tenure with the Company or OpCo, in each case in any jurisdiction in which the Company, OpCo or any of their Affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which Executive has knowledge at the time of Executive’s termination of employment. Notwithstanding anything herein to the contrary, the foregoing shall not prevent Executive from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation.

(d) Non-Solicitation of Employees. Acknowledging the strong interest of the Company, OpCo and their Affiliates in an undisrupted workplace, during the Restriction Period, Executive shall not, and shall not assist any Person to, (a) hire or solicit for hiring any employee or former employee of the Company, OpCo or their Affiliates or seek to persuade any employee of the Company, OpCo or their Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company, OpCo or their Affiliates to terminate or diminish its relationship with the Company, OpCo or their Affiliates.

(e) Non-Solicitation of Customers, Referral Sources or Suppliers. Executive acknowledges that his access to Confidential Information and to the Company’s, OpCo’s and their Affiliates’ referral sources and customers and his development of goodwill on behalf of the Company, OpCo and their Affiliates with their referral sources and customers during his employment would give him an unfair competitive advantage were he to leave employment and begin competing with the Company, OpCo or their Affiliates for their existing referral sources and customers and that he is therefore being granted access to Confidential Information and to the referral sources and customers of the Company, OpCo and their Affiliates in reliance on his agreement hereunder. Executive therefore agrees that, during the Restriction Period, he will not solicit or encourage any referral source or customer of the Company, OpCo or their Affiliates to terminate or diminish its relationship with the Company, OpCo or their Affiliates and he will not seek to persuade any such referral source or customer to conduct with any Person any business or activity which such referral source or customer conducts or could conduct with the Company, OpCo or their Affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who are referral sources or customers of the Company, OpCo or their Affiliates at any time during his employment or whose business has been solicited on behalf of the Company or OpCo by any of their employees or agents, other than by form letter, blanket mailing or published advertisement, within one year prior to the date his employment ends.

(f) Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (a) the property of each of the Company, OpCo and their Affiliates and (b) the documents and data of any nature and in whatever medium of each of the Company, OpCo and their Affiliates, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information other than those documents to which he is legally entitled, including, as the case may be, the Executive’s personnel file.

(g) Works for Hire. Executive agrees to maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company or OpCo and to permit the Company and OpCo to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. Executive will not charge the Company or OpCo for time spent in complying with these obligations. All copyrightable works that Executive creates, including without limitation computer programs and documentation, shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company or OpCo.

Section 10. Notification Requirement

Until the conclusion of the Restriction Period, Executive shall give notice to the Company of each new business activity he plans to undertake, at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of Executive’s business relationship(s) and position(s) with such Person. Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive’s continued compliance with his obligations under Sections 9 hereof.

Section 11. Injunctive Relief with Respect to Covenants; Certain Acknowledgments; Forfeiture

(a) Executive acknowledges and agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company, OpCo and their Affiliates and will establish and develop relations and contacts with the principal referral sources, customers and suppliers of the Company, OpCo and their Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company, OpCo and their Affiliates and that (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company, OpCo and their Affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company, OpCo and their Affiliates; (ii) the covenants and restrictions contained in Section 9 are intended to protect the legitimate interests of the Company, OpCo and their Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

(b) Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 9 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and OpCo irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company and OpCo shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company and OpCo may have.

(c) Executive agrees that in the event Executive breaches any provision of Section 9 hereof in any material respect following the Date of Termination, Executive shall (i) not be entitled to receive, if not already paid, the benefits described in Section 7(e)(i) hereof, and (ii) return to OpCo any and all payments previously made by OpCo (or any of its Affiliates) pursuant to Section 7(e)(i) within 15 days after written demand for such repayment is made to Executive by OpCo.

Section 12. Definitions

For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or OpCo, as the case may be, where control may be by management authority, equity interest or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a Code section shall include a reference to any regulations (final, temporary or proposed, as applicable, as determined by the Company) promulgated pursuant to that section.

“Confidential Information” means any and all information of the Company, OpCo or their Affiliates that is not generally available to the public, including but not limited to (i) the products and services, technical data, methods and processes of the Company or OpCo, (ii) their marketing activities and strategic plans, (iii) their costs and sources of supply, (iv) the identity and special needs of their referral sources and customers and (v) the people and organizations with whom the Company or OpCo have business relationships and the substance of those relationships. Confidential Information also includes any information that the Company, OpCo or their Affiliates may receive or have received, from referral sources and customers or others, with any understanding, express or implied, that the information would not be disclosed.

“Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by Executive solely or jointly with others, during his employment by the Company, OpCo or their Affiliates; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company, OpCo or their Affiliates, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company, OpCo or their Affiliates, (b) to the actual or demonstrably anticipated research or development of the Company, OpCo or their Affiliates or (c) results from any work performed by Executive for the Company, OpCo or their Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company, OpCo or their Affiliates.

Section 13. Entire Agreement

This Agreement, together with any options issued under the Company’s 2006 Executive Incentive Plan or in connection with the mergers referred to in the recitals of this Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by the parties with respect thereto. Notwithstanding the foregoing, except as expressly provided herein, Executive’s rights and obligations with respect to securities of the Company remain in full force and effect and shall survive the termination or expiration of this Agreement and/or the termination of Executive’s employment, if so provided in those agreements. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person) are merged herein and superseded hereby.

Section 14. Indemnification

The Company and OpCo hereby agree that they shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Executive hereunder, within the scope of his employment, other than any claim by the Company or OpCo for Executive’s breach of this Agreement. Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by OpCo in advance of the final disposition of such litigation upon receipt by OpCo of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company or OpCo under this Agreement. The Company, OpCo and Executive will consult in good faith with respect to the conduct of any such litigation, and Executive’s counsel shall be selected with the consent of the Company, such consent not to be unreasonably withheld.

Section 15. Miscellaneous

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and OpCo, and their respective successors and permitted assigns, provided such successors and assigns assume all of the Company’s and OpCo’s obligations and liabilities under this Agreement in writing. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 15(a). The Company or OpCo may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Governing Law, etc.

(i) This agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of California without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 15(b).

(c) Fees and Costs Relating to this Agreement.

(i) OpCo agrees to reimburse Executive’s reasonable attorneys’ fees incurred in negotiating and documenting this Agreement to a maximum of Six Thousand Dollars ($6,000), subject to receipt of reasonable substantiation and documentation of such attorneys’ fees by OpCo within sixty (60) days of the date of this Agreement.

(ii) An award of reasonable attorneys’ fees and costs shall be made to the prevailing party in any litigation concerning this agreement.

(d) Determination of Fair Market Value. Reference is hereby made to the Stockholders Agreement among the Company, CRC Intermediate Holdings, Inc., OpCo and the Investors, Other Investors and Managers named therein, dated as of the date hereof and as amended from time to time (the “Stockholders Agreement”). In the event that the Company exercises its rights to call any of your Shares (as defined in the Stockholders Agreement) pursuant to Section 5 of the Stockholders Agreement and you disagree with the Board’s good faith determination of the Fair Market Value (as defined in the Stockholders Agreement) of any such Shares, then within 10 business days of your receipt of the Board’s determination you may submit to the Board your statement of the Fair Market Value of such Shares and the Company shall select a recognized investment banking or accounting firm, reasonably acceptable to you, to review the two proposals. Such firm shall be instructed to, within 20 business days of appointment, appraise and determine the Fair Market Value of the Shares, which determination shall be final and binding upon you and the Company. The fees and expenses of such investment banking or accounting firm shall be paid by the party whose proposal for the Fair Market Value of the Shares is farthest (on an absolute basis) from the Fair Market Value of the Shares as finally determined by the investment banking or accounting firm. Closing may be delayed if necessary to permit final determination of Fair Market Value hereunder.

(e) Taxes. The Company and OpCo shall have the power to withhold, or require Executive to remit to OpCo promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder to Executive, and OpCo may defer any such payment of cash or issuance or delivery of such other property until such requirements are satisfied.

(f) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive, the Company and OpCo. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(h) Blue Pencil. The Executive, the Company and OpCo agree that the covenants contained in Section 9 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to (and it is the intent of the Executive, the Company and OpCo that such court shall) excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(i) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A) If to the Company or OpCo, to it at:

CRC Health Group, Inc.

CRC Health Corporation

20400 Stevens Creek Boulevard, Suite 600

Cupertino, CA 95014

Tel: (408) 367-0036

Fax: (408) 367-0037

Attention: General Counsel

(B) if to Executive, to him at his residential address as currently on file with OpCo.

(C) Copies of any notices or other communications given under this Agreement shall also be given to:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Tel: (617) 516-2000

Fax: (617) 516-2010

Attention: John P. Connaughton

                   Steve Barnes

                   Chris Gordon

and to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Tel: (617) 951-7000

Fax: (617) 951-7050

Attention: Alfred O. Rose, Esq.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, the Company and OpCo have duly executed this Agreement by their authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

CRC HEALTH GROUP INC.

By:	/s/ Pamela B. Burke
Name: Pamela Burke
Title: Vice President and General Counsel

CRC HEALTH CORPORATION

By:	/s/ Pamela B. Burke
Name: Pamela Burke
Title: Vice President and General Counsel

EXECUTIVE

/s/ Barry Karlin
Barry Karlin

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the special payments to be made to me in connection with my separation of employment, as set forth in the Employment Agreement between me, CRC Health Group Inc., (the “Company”) and CRC Health Corporation (“OpCo”) and dated as of February 6, 2006 (the “Employment Agreement”), I, on my own behalf and on behalf of my heirs, beneficiaries and representatives and all others connected with me, hereby release and forever discharge the Company, OpCo, their Affiliates (as that term is defined in the Employment Agreement), and all of their respective officers, directors, trustees, employees, agents, representatives, successors and assigns and all others connected with them, both individually and in their official capacities (but, with respect to such individuals, only to the extent relating to my employment with the Company or OpCp or its termination), from any and all liabilities, claims, demands, actions and causes of action of any type which I have had in the past, now have, or might now have, through the date of my execution of this Release of Claims, including but not limited to any and all liabilities, claims, demands, actions and causes of action in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices statutes of the state or states in which have provided services to the Company, each as may be amended from time to time).

Excluded from the scope of this Release of Claims is any right of indemnification pursuant to the Employment Agreement or any other contract, any by-laws of the Company or Opco or any applicable statute, that I have or hereafter acquire if any claim is asserted or proceedings are brought against me related or allegedly related to my having been an officer or employee of the Company or OpCo or to any of my activities as an officer or employee of the Company or OpCo.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for at least forty-five (45) days from the date of my sending or receipt of notice of termination of my employment, as applicable, before signing; that I am encouraged by the Company and OpCo to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company and OpCo and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal on the date written below.

Signature:

Date Signed: